As filed with the Securities and Exchange Commission on September 1, 2016
Registration No. 333-

    UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RALPH LAUREN CORPORATION
(Exact name of registrant as specified in its charter)
Delaware		13-2622036
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
650 Madison Avenue
New York, New York  10022
(Address, including zip code, of principal executive offices)
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Ralph Lauren Corporation
Amended and Restated 2010 Long-Term Stock Incentive Plan
(Full title of the plan)
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Avery S. Fischer, Esq.
Corporate Senior Vice President, General Counsel and Secretary
Ralph Lauren Corporation
650 Madison Avenue
New York, New York  10022
212-318-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
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Copies to:
Raphael M. Russo, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
212-373-3000
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☑	Accelerated Filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Class A Common Stock, par value $0.01 per share	910,000	$106.55	$96,960,500	$9,764
(1)	910,000 shares of Class A Common Stock under the Ralph Lauren Corporation Amended and Restated 2010 Long-Term Stock Incentive Plan are being registered in this Registration Statement, plus, in accordance with Rule 416 under the Securities Act of 1933, as amended, such additional shares of Class A Common Stock as may be issuable pursuant to adjustments for dividends, splits, combinations or other changes or recapitalizations or similar transactions.
(2)	The Proposed Maximum Offering Price Per Share was determined by averaging the high and low prices of the Class A Common Stock as reported by the New York Stock Exchange on August 29, 2016.
(3)	Estimated solely for the purpose of computing the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE
Ralph Lauren Corporation (the “Company”) is filing this registration statement to register an additional 910,000 shares of its Class A Common Stock, par value $0.01 per share (the “Common Stock”), for issuance under the Ralph Lauren Corporation Amended and Restated 2010 Long-Term Stock Incentive Plan.  An amendment to increase the number of shares available to be awarded under the Plan from 6,062,518 shares to 6,972,518 shares was described in the Company’s definitive proxy statement, filed with the Securities Exchange Commission (the “Commission”) on June 29, 2016 and was approved by the Company’s shareholders on August 11, 2016.  The Company previously filed a Registration Statement on Form S-8 on September 28, 2010 to register the 4,362,518 shares of Common Stock (File No. 333-169619, the “Initial Form S-8”), initially authorized for issuance under the Plan, and also previously filed a Registration Statement on Form S-8 on September 24, 2013 to register an additional 1,700,000 shares of Common Stock (File No. 333-191338), to be authorized for issuance under the Plan.  Pursuant to General Instruction E to Form S-8, the contents of the Company’s Registration Statement on the Initial Form S-8 are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein.  Only those items of Form S-8 containing new information not contained in the Initial Form S-8 are presented herein.
Item 3.  Incorporation of Documents by Reference.
The following documents filed by the Company with the Commission are incorporated herein by reference:
1.            The Company’s Annual Report on Form 10-K for the fiscal year ended April 2, 2016 (filed on May 19, 2016) (the “Fiscal 2016 10-K”).
2.            The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2016 (filed August 11, 2016).
3.            The Company’s Current Reports on Form 8-K (filed on May 4, 2016, June 7, 2016, June 10, 2016, July 1, 2016 and August 12, 2016, in each case to the extent filed and not furnished).
4.            The description of the Company’s Class A Common Stock contained in the Company’s Registration Statement on Form 8-A (filed on June 5, 1997).
In addition, all reports and documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.
Item 6.  Indemnification of Directors and Officers.
Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware (the “DGCL”) permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’
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fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
In the case of an action by or in the right of the corporation, Section 145 permits the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in the preceding two paragraphs, or in defense of any claim, issue or matter in any such action, suit or proceeding, Section 145 requires that such person be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
Section 145 provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145.
Article Six of the Company’s Amended and Restated Certificate of Incorporation eliminates the personal liability of the directors of the Company to the Company or its stockholders for monetary damages for breach of fiduciary duty as directors, with certain exceptions. Article Seven of the Company’s Amended and Restated Certificate of Incorporation and Article Eight of the Company’s Third Amended and Restated By-Laws require indemnification of directors and officers of the Company, and for advancement of litigation expenses to the fullest extent permitted by Section 145.
The Company has entered into indemnification agreements with non-employee directors of the Company indemnifying them against liability they may incur in their capacities as such and providing for advancement of defense expenses (including legal fees).  The indemnification agreements do not provide indemnification to the extent that the indemnitee has actually received indemnification payments pursuant to the Company’s Amended and Restated Certificate of Incorporation, its directors’ and officers’ liability insurance, or otherwise.  Additionally, the indemnification agreements do not provide indemnification against claims (i) based upon or attributable to the indemnitee gaining in fact any personal profit or advantage to which he or she is not entitled; (ii) for the return by the indemnitee of any remuneration paid to him or her without the previous approval of the stockholders of the Company which is illegal; (iii) for an accounting of profits in fact made from the purchase or sale by the indemnitee of securities of the

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Company within the meaning of Section 16 of the Exchange Act or similar provisions of any state law; (iv) for any liability resulting from the indemnitee's knowingly fraudulent, dishonest or willful misconduct; or (v) for any amount, the payment of which is not permitted by applicable law.
Determinations as to whether an indemnitee is entitled to be paid under the indemnification agreements may be made by (i) a majority vote of a quorum of disinterested directors; (ii) independent legal counsel, if such a quorum of disinterested directors is not obtainable or if the quorum of disinterested directors so directs; (iii) a majority of the shares present and voting, so long as a quorum is present; or (iv) a final adjudication of a court of competent jurisdiction. In the event that the Company undergoes a “Change of Control” (as defined in the indemnification agreements), the indemnitee may provide that all such determinations shall be made by special independent counsel selected by the indemnitee and approved by the Company, which approval may not be unreasonably withheld.  In certain circumstances, an indemnitee may require the Company to establish a trust fund to assure that funds will be available to pay any amounts which may be due such indemnitee under an indemnification agreement.
In addition, pursuant to his employment agreement, the Company has agreed to indemnify Mr. Ralph Lauren, the Company’s Executive Chairman and Chief Creative Officer, against damages and expenses (including legal fees) incurred in his capacity as an officer or director of the Company and its affiliates (including any predecessor entities), and has agreed to maintain customary directors’ and officers’ liability insurance for Mr. Lauren’s benefit. The Company also has entered into an employment agreement with Stefan Larsson, the Company’s President and Chief Executive Officer, pursuant to which the Company has agreed to provide customary indemnification in connection with his service to the Company as a director, officer, employee or agent of the Company.
The preceding discussion of the Company’s Amended and Restated Certificate of Incorporation and the Company’s Third Amended and Restated By-Laws, each previously filed with the Commission, and Section 145 of the DGCL is not intended to be exhaustive and is qualified by the Company’s Amended and Restated Certificate of Incorporation, the Company’s Third Amended and Restated Bylaws and Section 145 of the DGCL.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling the Company under the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Reference is made to Item 9 of the Initial Form S-8 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.
We maintain directors’ and officers’ liability insurance for the benefit of our directors and certain of our officers.
Item 8.  Exhibits.
4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (File No. 333-24733) (the “S-1”)).
4.2	Third Amended and Restated By-laws of the Company (incorporated herein by reference to Exhibit 3.1 to the Form 8-K filed February 5, 2014).
5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.*

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10.1	Ralph Lauren Corporation Amended and Restated 2010 Long-Term Stock Incentive Plan (incorporated herein by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2016 (filed August 11, 2016)).
23.1	Consent of Ernst & Young LLP.*
23.2	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).*
* Filed herewith

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SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 1, 2016.
RALPH LAUREN CORPORATION

By:	/s/ Robert Madore
	Name:	Robert Madore
	Title:	Corporate Senior Vice President,
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of September 1, 2016.
Signature	Title

/s/ Ralph Lauren	Director
Ralph Lauren

/s/ Stefan Larsson	Principal Executive Officer and Director
Stefan Larsson

/s/ David Lauren	Director
David Lauren

/s/ Robert L. Madore	Principal Financial and Accounting Officer
Robert L. Madore

/s/ John R. Alchin	Director
John R. Alchin

/s/ Arnold H. Aronson	Director
Arnold H. Aronson

/s/ Frank A. Bennack, Jr.	Director
Frank A. Bennack, Jr.

/s/ Dr. Joyce F. Brown	Director
Dr. Joyce F. Brown

/s/ Joel L. Fleishman	Director
Joel L. Fleishman

/s/ Hubert Joly	Director
Hubert Joly

/s/ Judith A. McHale	Director
Judith A. McHale

/s/ Robert C. Wright	Director
Robert C. Wright

EXHIBIT INDEX
EXHIBIT	DESCRIPTION

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s S-1).

4.2	Third Amended and Restated By-laws of the Company (incorporated herein by reference to Exhibit 3.1 to the Form 8-K filed February 5, 2014).

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.*

10.1
Ralph Lauren Corporation Amended and Restated 2010 Long-Term Stock Incentive Plan (incorporated herein by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2016 (filed August 11, 2016)).

23.1	Consent of Ernst & Young LLP.*

23.2	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).*

*Filed herewith.